UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2010

DTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50335	77-0467655
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5220 Las Virgenes Road Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

(818) 436-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On May 7, 2010, DTS, Inc. (the “Company”) and Daniel E. Slusser, a director and employee of the Company, entered into a Consultant Agreement (the “Agreement”), which will become effective upon the date of Mr. Slusser’s retirement as an employee of the Company. Mr. Slusser is currently expected to serve as an employee of the Company until the expiration of his employment agreement or December 31, 2010, unless earlier terminated in accordance with his employment agreement. Once the Agreement is effective, Mr. Slusser will be a consultant to the Company, will be compensated $2,500 per month, and will be reimbursed for expenses incurred in performing services. The Agreement will terminate on the third anniversary of its effective date, unless earlier terminated in accordance with the Agreement.

As previously disclosed, Mr. Slusser’s term as a director of the Company expires at the Company’s annual meeting of stockholders to be held on June 4, 2010. Mr. Slusser has notified the Board of Directors of the Company that he will not run for re-election at the end of such term. Subsequent to June 4, 2010, Mr. Slusser will hold the honorary title of Chairman Emeritus while he continues to be an employee and during the term of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: May 12, 2010
/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President,
Finance and Chief
Financial Officer
(principal financial and
accounting officer)